EXHIBIT 2

                        ASSET PURCHASE AGREEMENT

                                among


                        TELVUE CORPORATION,
                J.D. KRAENGEL AND ASSOCIATES, INC. f/k/a
                        DACON CORPORATION d/b/a
                     SOURCE COMMUNICATIONS GROUP
                                AND
                        JEFFREY KRAENGEL


                     Dated as of February 14, 2001


TABLE OF CONTENTS

                                                                PAGE
ARTICLE I.
PURCHASE AND SALE OF ASSETS
1.1.    Purchase and Sale of Assets.
1.2.    Excluded Assets.
1.3.    Non-Assignable Assets.
1.4.    Collection of Seller's Accounts Receivable.
1.5.    Assumed Contracts.

PURCHASE PRICE
2.1.    Purchase Price.
2.2.    Payment of Purchase Price.
2.3.    Deposit.
2.4.    Allocation of Purchase Price; Tax Reporting.
2.5.    Purchase Price Adjustment.
2.6.    Bulk Sales Escrow.

NO ASSUMPTION OF SELLER'S LIABILITIES
3.1.    No Assumption of Liabilities.
3.2.    Seller Will Pay Its Other Liabilities.
3.3.    Taxes, Fees and Expenses.

EMPLOYEES
4.1.    Employees.
4.2.    Covenant Regarding Employees.
4.3.    Post-Closing Employment.

CLOSING
5.1.    The Closing.
5.2.    Action by Seller.
5.3.    Action by Buyer.

REPRESENTATIONS, WARRANTIES AND COVENANTS
6.1.    Organization and Qualification.
6.2.    Capitalization.
6.3.	  Subsidiaries.
6.4.    Authorization of Agreement.
6.5.    Corporate Power.
6.6. No Violation of Law or Default by Reason of Execution and Performance of this Agreement.
6.7.    Approvals and Consents.
6.8.    Financial Statements.
6.9.    No Undisclosed Liabilities.
6.10.   No Material Changes.
6.11.   Tax Returns, Audits and Tax Payments.
6.12.   Permits and Licenses.
6.13.   Compliance with Laws and Regulations.
6.14.   Marketable Title to Assets; Condition of Assets.
6.15.   Relationship with Customers.
6.16.   Material Contracts.
6.17.   Contracts with Repricing Terms.
6.18.   Third Party Tooling and Other Property.
6.19.   Litigation.
6.20.   Insurance.
6.21.   Intellectual Property Matters.
6.22.   Software.
6.23.   Absence of Creditors' Arrangements and Bankruptcies.
6.24.   Employee Benefit Plans.
6.25.   Labor Matters.
6.26.   Interest in Competitors and Others.
6.27.   Product Liability.
6.28.   Customers.
6.29.   Conditions Affecting the Company.
6.30.   Minute Books, Stock Records, Officers, Directors.
6.31.   Brokers.
6.32.   Full Disclosure.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER
7.1.    Organization.
7.2.    Authorization.
7.3.    Authorization of Agreement.
7.4.    Requisite Power.
7.5.	  No Violation of Law or Default by Reason of Execution and Performance
        of this Agreement.
7.6.    Approvals and Consents.

CONDUCT OF BUSINESS AND AFFAIRS OF SELLER PENDING CLOSING
8.1.    Conduct of Business Pending Closing.
8.2.    Negotiations with Other Parties.
8.3.    Best Efforts.
8.4.    Access to Information and Employees.
8.5.    Update of Disclosure.

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
9.1.    Performance of Agreements.
9.2.    Representations and Warranties.
9.3.    Authorization Documents.
9.4.    Good Standing Certificate.
9.5.    No Material Adverse Change.
9.6.    No Adverse Legal Proceedings.
9.7.    Opinion of Seller's Counsel.
9.8.    Use of Seller's Corporate Name.
9.9.    Consents.
9.10.   Assets Transferred at Closing.
9.11.   Due Diligence.
9.12.   Board of Directors Approval.
9.13.   2000 Financial Statements.

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
10.1.   Performance of Agreements.
10.2.   Representations and Warranties of Buyer.
10.3.   No Adverse Legal Proceedings.

INDEMNIFICATION REMEDIES
11.1.   Indemnification by the Selling Parties.
11.2.   Indemnification by Buyer.
11.3.   Determination of Losses.
11.4.	  Procedures Relating to Indemnification for Third Party Claims under
        Sections 11.1 and 11.2.
11.5.   Payment of Losses.
11.6.   Nature and Survival of Representations.
11.7.   Other Rights and Remedies..
11.8.   Dispute Resolution..

CERTAIN POST-CLOSING MATTERS
12.1.   Availability of Records.
12.2.   Covenant Not to Compete.
12.3.   Cooperation with Buyer.

TERMINATION OF AGREEMENT
13.1.   Termination.

MISCELLANEOUS
14.1.   Governing Law.
14.2.   Parties in Interest.
14.3.   No Third Party Beneficiaries.
14.4.   Entire Agreement.
14.5.   Notices.
14.6.   Headings and Titles.
14.7.   Modification.
14.8.   Counterparts.
14.9.   Knowledge.


SCHEDULES AND EXHIBITS REFERRED TO IN AGREEMENT


List of Schedules                      Title

Schedule 1.1(a)                 Furniture and Equipment
Schedule 1.5                    Assumed Contracts
Schedule 2.4                    Purchase Price Allocation
Schedule 4.3                    Job Description
Schedule 6.2                    Redemption of Common Stock
Schedule 6.3                    Subsidiaries
Schedule 6.7                    Required Approvals and Consents
Schedule 6.10(f)                Indebtedness After Balance Sheet Date
Schedule 6.10(i)                Capital Expenditures
Schedule 6.12                   Permits and Licenses
Schedule 6.14                   Mortgages, Liens and Other Encumbrances
Schedule 6.15                   Relationships with Customers
Schedule 6.16                   Material Contracts
Schedule 6.16(b)                Assumed Contracts Warranties
Schedule 6.18                   Third Party Property
Schedule 6.19                   Litigation
Schedule 6.20                   Insurance
Schedule 6.21                   Intellectual Property
Schedule 6.22                   Software
Schedule 6.24                   Employee Benefit Plans
Schedule 6.24(c)                Copies of IRS Favorable Determination Letters
Schedule 6.25                   Labor Matters
Schedule 6.26                   Interest in Competitors and Others
Schedule 6.28                   Customers
Schedule 6.29                   Conditions Affecting the Company

List of Exhibits                           Title

        A                       Promissory Note
        B                       Bill of Sale
        C                       Assignment and Assumption Agreement

	THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated
February 14, 2001 is made among TelVue Corporation, a Delaware corporation (the "Buyer"), J.D. Kraengel & Associates, Inc. f/k/a Dacon Corporation d/b/a Source Communications Group, a Delaware corporation ("Seller"), and Jeffrey Kraengel ("Kraengel") (Seller and Kraengel are collectively referred to herein as the "Selling Parties").

					BACKGROUND

	Seller is engaged in the business of providing telecommunication solutions (the "Seller's Business"). Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all the assets related to Seller's Business as a going concern, pursuant to the terms and conditions of this Agreement.

	NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

                    	         ARTICLE I.
                    	PURCHASE AND SALE OF ASSETS

        1.1  Purchase and Sale of Assets.
        Upon the terms and subject to the conditions of this Agreement, at the Closing (defined in Section 5.1) Seller will sell and Buyer will purchase, free and clear of all claims, liabilities, encumbrances, liens and security interests of any kind whatsoever, all the assets and business, other than the Excluded Assets (defined in Section 1.2), of Seller as a going concern as existing at the Closing (collectively, the "Assets"), including without limitation all assets (except Excluded Assets) reflected in Seller's December 31, 2000 Balance Sheet (defined in Section 6.8), giving effect to changes therein occurring in the ordinary course of Seller's Business between such date and the Closing, and the following:

                   (a) All furniture, fixtures, computer hardware, tools, machinery and other equipment and items of personal property (the "Personal Property"), including without limitation the personal property described in Schedule
                   1.1 (a), and all service contracts and warranty and other rights relating thereto;

                   (b) All Seller's right, title and interest in all software, including the assignment of any applicable licenses to such software copyrights, inventions, trade secrets, technical knowledge or know-how, patents, trademarks, service marks, trade names and other intellectual property rights of Seller, including specifically Seller's rights to use the name "Source Communications Group";

                   (c) All office and other supplies;

                   (d) Subject to Sections 1.3 and 1.5, all rights and interest of Seller in and to all Assumed Contracts (defined in Section 1.5) listed on Schedule 1.5 which Buyer has agreed to assume;

                   (e) All claims and causes of action against others for breach of contract, tort or otherwise;

                   (f) Subject to Section 1.3, all governmental or other licenses, permits and authorizations relating to the conduct of Seller's Business and which are listed on
                   Schedule 6.12  (the "Permits");

                   (g) All customer lists and other records and information relating to past, present or prospective customers, including without limitation the kind and amount of business done or proposed to be done by Seller and the identity of the executives of each customer who are the decision makers responsible for purchasing Seller's services;

                   (h) All current and historical books, records and accounts, correspondence, production records, sales records, suppliers records, employment records, drawings, plans, specifications and other records relating to operating procedures, processes, inventions and know-how of Seller (excluding Seller's general accounting and tax return records);

                   (i) All Seller's current and historical records relating to Seller's Business (excluding Seller's general accounting and tax return records);

                   (j) All marketing and sales literature and materials;

                   (k) All training materials and literature;

                   (l) All Seller's rights to use the telephone numbers used by Seller;

                   (m) The goodwill associated with Seller's Business; and

                   (n) Commissions due and payable pursuant to the Intermedia Agreement commencing on the twenty-fifth month after the Closing Date.

        1.2 Excluded Assets.
        Seller will not sell and Buyer will not purchase pursuant to
Section 1.1 the following assets of Seller existing at the Closing (the "Excluded Assets"):

                   (a) Seller's cash and investment accounts;

                   (b) Seller's trade accounts receivable existing at the Closing and amounts earned but not yet billed for services performed or goods sold and delivered before the Closing Date (the "Seller's Accounts Receivable"), including commissions due and payable pursuant to the Intermedia Agreement for a period of twenty-four (24) months after the Closing Date;

                   (c) Seller's corporate seal, minute books and other records relating exclusively to corporate organization and capitalization;

                   (d) Seller's tax returns and other records relating exclusively to Seller's banking deposits, loans and other financial transactions, tax returns and tax obligations;

                   (e) The Non-Assignable Assets (defined in Section 1.3);

                   (f) Leasehold improvements; and

                   (g) All personal property of Seller and Kraengel not listed on Schedule 1.1(a).

        1.3 Non-Assignable Assets.
        To the extent that any of the Assumed Contracts (defined in Section 1.5) or Permits is not capable of being transferred validly to Buyer as provided for in Section 1.1 without the consent or waiver of any Person (defined in this Section 1.3) or if such a transfer or an attempt to effect such a transfer would constitute a breach thereof or a violation of any law, nothing in this Agreement will constitute a transfer or an attempted transfer of such Assumed Contract or Permit (the "Non-Assignable Assets"). For purposes of this Agreement, "Person" shall mean an individual, corporation, partnership, limited liability company, association, trust, governmental entity or agency or other entity or organization. Seller will use its best efforts to obtain such consent or waiver of each such Person whose consent or waiver is so required. If the Closing occurs and Buyer shall have waived the conditions of Section 9.9 relating to such consent or waiver, then to the extent that any such consent or waiver shall not have been obtained, after the Closing Seller will (a) use reasonable efforts to obtain such consent or waiver and upon obtaining it will assign and transfer such Assumed Contract or Permit to Buyer, (b) cooperate with Buyer by entering into any reasonable arrangement designed to provide to Buyer the benefit of such Assumed Contract or Permit (without Seller's incurring any new or additional obligations to any Person other than Buyer) and (c) at the request and expense of Buyer, enforce for Buyer's account any rights of Seller under or arising from any such Assumed Contract or Permit (including without limitation the right to terminate such Assumed Contract or Permit). In any such case, among the parties hereto, (i) Seller will have no liabilities or obligations hereunder other than as set forth in this Agreement with respect to such Assumed Contract or Permit, (ii) the failure to obtain any such consent or waiver with respect to such Assumed Contract or Permit will not be a breach of any obligation of Seller hereunder, (iii) Buyer will indemnify Seller with respect to such Assumed Contract as provided in Section 11.2 and (iv) Buyer will have no obligation with respect to any such Assumed Contract except to the extent provided in this Agreement.

        1.4  Collection of Seller's Accounts Receivable.
        After the Closing, Seller shall collect Seller's Accounts Receivable outstanding at the Closing. Except as the account debtor of any of Seller's Accounts Receivable may otherwise specify, all payments received from account debtors of Seller by Buyer after the Closing shall be applied to the oldest account of such account debtor, which payments shall thereafter be forthwith delivered to Seller. Seller shall use commercially reasonable collection practices consistent with past practice for the collection of Seller's Accounts Receivable and shall take no actions which are commercially unreasonable which could adversely affect the relationship between Buyer and such account debtor.

        1.5 Assumed Contracts.
        There is set forth on Schedule 1.5 a list of Contracts (defined in Section 6.16) to be assigned to and assumed by Buyer (the "Assumed Contracts"). Seller shall (subject to Section 1.3 ) at Closing be obligated to assign all of its right, title and interest under such Assumed Contracts to Buyer. Subject to Section 1.3, Buyer shall assume and be fully liable for the obligations accruing on or after Closing under the Assumed Contracts and Seller shall not be responsible for any such obligations.

        	                 ARTICLE II.
                               PURCHASE PRICE

        2.1 Purchase Price.
        The purchase price for the Assets (the "Purchase Price") shall be One Million Three Hundred Thousand Dollars ($1,300,000).

        2.2 Payment of Purchase Price.
        Buyer will pay Seller the Purchase Price at the Closing by
(i) application of the Deposit (defined in Section 2.3), (ii) delivery to Seller of a promissory note in the principal amount of $300,000, dated the Closing Date, in substantially the form of Exhibit A attached hereto (the "Note") and (iii) delivery of the balance, representing $900,000, less the amount of interest attributable from the Deposit (herein defined) and less the amount specified in Section 2.6 hereof, in cash by interbank wire transfer to such bank account of Seller as Seller shall have designated at least two (2) business days before the Closing Date.

        2.3 Deposit.
        Upon the execution of the Letter of Intent between Buyer and Seller, dated November 27, 2000, Buyer delivered to Seller a deposit of $100,000 (the "Deposit") which is being held in the Attorney Trust Account of Kulzer & DiPadova, P.A., Seller's counsel (the "Escrow Agent"). At the Closing, the Escrow Agent will pay the Deposit together with any interest earned thereon:

                   (a) To Seller for application to the Purchase Price pursuant to Section 2.2, if the Closing shall be completed in accordance herewith on the Closing Date; or

                   (b) To Buyer, if this Agreement is terminated by Buyer or Seller pursuant to Article XIII.

        2.4 Allocation of Purchase Price; Tax Reporting.
        The Purchase Price will be allocated among the Assets as set forth in Schedule 2.4, which the parties agree is a fair and reasonable allocation. Buyer will prepare for filing all information returns and statements which may be required by Section 1060 of the Internal Revenue Code and any regulations issued thereunder (the "Section 1060 Reports"). Seller will furnish to Buyer all information relating to Seller and the Assets needed by Buyer to prepare such Section 1060 Reports and Seller will file the Section 1060 Reports as requested by Buyer. The parties hereto will file all their respective tax returns and reports relating to the transactions contemplated hereby on a basis consistent with the Section 1060 Reports.

        2.5 Purchase Price Adjustment.
        Buyer and Seller hereby agree (subject to the following provisions) to increase the Purchase Price by a maximum of One Hundred Thousand Dollars ($100,000), which shall be payable to Seller within ten
(10) days after the second anniversary of the Closing Date upon the following conditions:

                   (a) On the second anniversary of the Closing Date, Buyer shall calculate the amount of Replacement Revenue (as herein defined) earned by Buyer during two-year period immediately following the Closing Date. If the Buyer earned Replacement Revenue during such two-year period, the Purchase Price payable to Seller shall be increased for each dollar of Replacement Revenue earned within each of the thresholds indicated below by the amount of the corresponding factor:

                                               Increase of Purchase Price
                                               per Dollar of Replacement
                Replacement Revenue Earned     Revenue Earned

                $0 to $50,000                           $0.30
                $50,001 - 100,000                       $0.40
                $100,001 - 150,000                      $0.50
                $150,001 - 200,000                      $0.80

                   (b) By way of example only, if the Replacement Revenue is $187,500, the Purchase Price would be increased by $90,000, calculated as follows:

	($50,000 x .30) + ($50,000 x .40) + ($50,000 x .50) + ($37,500 x .80)

                   (c) For purposes of this Agreement, "Replacement Revenue" shall mean the commissions earned by Buyer during the two-year period immediately following the Closing Date for services provided by Buyer similar to the types of services provided by Seller pursuant to the Authorized Sales Agent Agreement between Seller and Bell Atlantic dated as of January 1, 1999.

        2.6 Bulk Sales Escrow.
        At Closing, Seller shall deposit in escrow such portion of the Purchase Price as is required by the State of New Jersey, Department of the Treasury, Division of Taxation, Bulk Sales Section (the "Division") as a result of the bulk sales notification given to the Division in connection with this Agreement. The parties hereto acknowledge and agree that as of the date hereof such amount required by the Division to be deposited in escrow is $10,200 (such amount, or such other amount required by the Division to be placed in escrow is hereinafter referred to as the "Bulk Sales Escrow Amount"). At Closing, the Bulk Sales Escrow Amount shall be deposited by Seller with a mutually acceptable escrow agent and shall be released as required by the Division and pursuant to the terms of a mutually agreed upon escrow agreement between the parties hereto.

        	                         ARTICLE III.
                        NO ASSUMPTION OF SELLER'S LIABILITIES


        3.1 No Assumption of Liabilities.
                   (a) Except as expressly provided herein, Buyer shall not assume, nor in any way be liable or responsible for, any claims, lawsuits, liabilities, obligations or debts of Seller, including without limitation:
                   	(i) tort claims asserted against Seller, claims or breach of contract, or any claims of any kind sserted by customers, employees of Seller or any ther party that are based on acts or omissions ccurring prior to the Closing Date;
                   	(ii) any accounts payable, employment or other taxes, and any other obligation or liability of Seller to pay money whatsoever based on Seller's operations on or before Closing;
                   	(iii) liabilities or obligations of Seller, the existence of which constitutes a breach of any of Seller's representations, warranties or covenants hereunder;
                   	(iv) liabilities of Seller whether or not insured or otherwise indemnified;
                   	(v) liabilities or obligations of Seller to make distributions to its shareholders as dividends in liquidation or otherwise;
                        (vi) liabilities or obligations of Seller (other than the liabilities and obligations referred to in
                        Section 3.1(b)) under or in connection with any transaction occurring after the Closing;
                  	(vii) liabilities or obligations of Seller incurred in connection with or related to the transfer of the Assets and Seller's Business pursuant to this Agreement or in connection with Seller's liquidation and dissolution;
                        (vii) liabilities of Seller, if any, for federal, state or other income taxes arising out of, or resulting from, the transactions contemplated by this Agreement; and
                  	(ix) liabilities or obligations of Seller in respect of its Plans (defined in Section 6.24) (it being understood that Buyer will not assume or continue such Plans).

                   (b) Notwithstanding the provisions of the immediately preceding Section 3.1(a), on the Closing Date, contingent upon the consummation of the transactions contemplated hereby, Buyer shall assume and thereafter in due course fully satisfy those obligations arising under the Assumed Contracts specified pursuant to Section 1.5 and assigned by Seller to Buyer, with respect to, and only with respect to, performance that becomes due thereunder on or after the Closing Date. Subject to Section 1.3, liabilities and obligations under such Assumed Contracts that have accrued, or the performance of which is due, prior to the Closing Date, and all liabilities and obligations under all other Contracts not expressly assumed by Buyer, shall remain the sole responsibility of Seller.

        3.2 Seller Will Pay Its Other Liabilities.
        Seller will pay and satisfy when due, whether before or after the Closing, all Seller's liabilities relating to the conduct of Seller's Business up to and including Closing other than pursuant to the Assumed Contracts. Subject to completion of the Closing, Seller will give Buyer such evidence of such payment and satisfaction as Buyer may from time to time request.

        3.3 Taxes, Fees and Expenses.
        Seller will, at or as soon as practical after Closing, pay all transfer, sales, documentary and similar taxes payable in connection with the transfer and conveyances to be made to Buyer hereunder. After the Closing, Seller will be responsible to pay all its other expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all related accounting and legal fees. No such taxes, fees or expenses shall be regarded for the purposes of this Agreement as having arisen in the ordinary course of business. Notwithstanding anything herein to the contrary, in the event Buyer must pay any transfer, sales, documentary or similar taxes in connection with the transactions contemplated by this Agreement, Seller shall reimburse Buyer for such payments at Closing.

                                  ARTICLE IV.
                                  EMPLOYEES

        4.1 Employees.
        Seller will be responsible to pay at Closing or as soon as practical thereafter all compensation (including accrued vacation or similar benefits) to any of its employees accrued through the day preceding the Closing Date. If the parties mutually agree for Buyer to pay or grant any such accrued compensation or benefit (such as vacation benefit) after the Closing Date for employees retained by Buyer, Seller will pay to Buyer the amount thereof at the Closing.

        4.2 Covenant Regarding Employees.
        Seller shall cooperate with Buyer in its efforts to secure employment of Seller's employees and Seller will not impede in any way Buyer's efforts to secure the employment of Seller's employees. In addition to the limitations set forth in Section 12.2(a) hereof, Seller and any Person controlling, controlled by or under common control with Seller will not interfere with or attempt to interfere with any of Seller's employees or induce or attempt to induce any of Seller's employees to leave the employ of or violate any terms of their contracts with Seller. On or prior to the Closing Date, Buyer may, but shall not be obligated to, offer employment to any or all employees of Seller.

        4.3  Post-Closing Employment.
                  (a) At the Closing, Buyer will offer employment to Kraengel for two (2) years beginning on the Closing Date for a salary of One Hundred Fifty Thousand Dollars ($150,000) each year. Kraengel shall hold the position of Executive Vice President and shall be responsible for the duties set forth in Schedule 4.3(a) as well as assisting Buyer in the transition of operating Seller's Business after the Closing Date. During Kraengel's employment with Buyer, Kraengel shall receive all benefits listed in Buyer's employee handbook which shall be provided to him prior to Closing. Buyer shall have the right to terminate Kraengel's employment with Buyer under this Agreement at any time for Cause. In the event Kraengel is terminated by Buyer for Cause or Kraengel terminates his employment with Buyer, Buyer shall have no further liability to Kraengel under this Section 4.3 and, if either such termination shall occur within one (1) year of the Closing, Buyer shall also have no further liability pursuant to the Note after the effective date of such termination. In the event Kraengel is terminated by Buyer for Cause more than one (1) year after the Closing but within two (2) years of the Closing or Kraengel terminates his employment with Buyer more than one (1) year after the Closing but within two (2) years of the Closing, Buyer shall have no further liability to Kraengel under this Section 4.3 and Buyer's principal obligation to Kraengel pursuant to the Note after the effective date of such termination shall be reduced by fifty percent (50%). For purposes of this Agreement, "Cause" means any act or omission: (a) causing material injury to Buyer or any of its affiliates and involving financial gain or benefit to Kraengel, Kraengel's family or any of their affiliates; (b) involving repeated material breach of Kraengel's obligations to Buyer after written notice from Buyer; (c) constituting material failure of Kraengel to perform any of his duties after written notice from Buyer; (d) constituting a felony, or involving any material financial defalcation by Kraengel; or (e) causing material damage to the reputation of Buyer or any of its affiliates.

                  (b) In the event Kraengel is not terminated by Buyer for Cause and Kraengel does not terminate his employment with Buyer prior to the expiration of the two (2) year period following Closing, Buyer shall retain Kraengel to provide consulting services to Buyer for one (1) year upon terms mutually acceptable to the parties for a fee of Fifty-Thousand Dollars ($50,000) during such period.

                  (c) Seller will pay or otherwise satisfy at Closing all compensation (including accrued vacation or similar benefits) to Kraengel accrued through the day preceding the Closing Date. If it is appropriate for Buyer to pay or grant any such accrued compensation or benefit (such as vacation benefit) after the Closing Date, Seller will pay to Buyer the amount thereof at the Closing.

        	                       ARTICLE V.
            	           		CLOSING

        5.1 The Closing.
        The Closing hereunder (the "Closing") will be held at the offices of Saul Ewing LLP, 1500 Market Street, 38th Floor, Centre Square West, Philadelphia, PA 19102 (or such other place as the parties hereby mutually agree) at 10:00 a.m. within ten (10) calendar days (so long as the tenth day is a business day) after the complete satisfaction of the conditions set forth in Articles IX and X hereof (the "Closing Date"). The parties agree to use their mutual best efforts to cause the Closing to occur no later than February 28, 2001.

        5.2 Action by Seller.
        At the Closing, Seller will deliver to Buyer such instruments of transfer as shall in the opinion of counsel for Buyer be effective to vest in Buyer good and marketable title to the Assets, free and clear of all claims, liabilities, encumbrances, liens, charges or security interests.

        5.3 Action by Buyer.
        At the Closing, Buyer will (i) pay the Purchase Price as provided in Section 2.2 and (ii) deliver to Seller such instruments of assumption to evidence the assumption by Buyer pursuant to Section 3.1(b) of the Assumed Contracts.

                                   ARTICLE VI.
                REPRESENTATIONS, WARRANTIES AND COVENANTS BY SELLER

Selling Parties, jointly and severally, represent, warrant and covenant to Buyer as follows:

        6.1 Organization and Qualification.
        Seller (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, (ii) is duly qualified as a foreign corporation and is in good standing in the jurisdictions where the conduct of Seller's Business and the ownership of its Assets makes such qualification necessary, and where such failure to be so qualified would not cause a Material Adverse Effect on Seller or Seller's Business, and (iii) has the corporate power, and holds all licenses, permits and authority necessary to carry on Seller's Business as such business is now being conducted. The copies (certified by Seller's Secretary) of Seller's Certificate of Incorporation and bylaws which have been delivered to Buyer are true, correct and complete as at the date of this Agreement.

        6.2 Capitalization.
        The authorized capital stock of Seller consists of 1,000 shares of common stock $1.00 par value per share, of which 100 shares are issued and outstanding. All of such shares are held of record and beneficially by Kraengel. None of such shares are held by Seller in its treasury. There are no outstanding options, warrants or other commitments of any character obligating Seller to issue any shares of its capital stock or options or rights with respect thereto, and there are no existing or outstanding securities of Seller or any of its Subsidiaries (defined in Section 6.3) of any kind convertible into or exchangeable for shares of Seller's capital stock.

        6.3 Subsidiaries.
        Seller does not directly or indirectly control any Person, except the subsidiaries listed on Schedule 6.3 (the "Subsidiaries").

        6.4 Authorization of Agreement.
        The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or at the Closing will have been, duly authorized by Seller's board of directors and shareholders. This Agreement when executed and delivered by Selling Parties shall be the legal, valid and binding obligation of the Selling Parties, enforceable against both of them in accordance with its terms.

        6.5 Corporate Power.
        Seller has the unrestricted corporate power and authority to convey, transfer, assign, and deliver to Buyer all of the Assets and business to be transferred hereunder.

        6.6 No Violation of Law or Default by Reason of Execution and Performance of this Agreement.
        The execution, delivery and, subject to obtaining the approvals and consents referred to in Section 6.7, the performance of this Agreement by the Selling Parties will not violate any applicable law or constitute a default or result in a right of acceleration, termination or similar right by any party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under the Certificate of Incorporation or bylaws of Seller or any Contract nor will it result in the cancellation, modification, revocation or suspension of any of the Permits.

        6.7 Approvals and Consents.
        Except as set forth in Schedule 6.7, no approval, consent or authorization of, or declaration or filing with, any governmental or judicial authority or any other Person is required in connection with the execution and delivery of this Agreement by the Selling Parties or the performance by any of them of their obligations hereunder or the consummation by them of the transactions contemplated hereby.

        6.8 Financial Statements.
        Seller has delivered to Buyer the balance sheets of Seller as of December 31, 1997, 1998 and 1999 and related statements of income and retained earnings and cash flows of Seller for the years then ended, in each case compiled and reviewed by Seller. (The December 31, 2000 balance sheet is sometimes referred to herein as the "December 31, 2000 Balance Sheet" and December 31, 2000 as the "Balance Sheet Date.") All such financial statements and any additional financial statements to be delivered to Buyer are correct and complete in all material respects, fairly present the financial condition, assets and liabilities of Seller as at their respective dates and the results of its operations for such periods, and have been prepared in accordance with Seller's historical practices, consistently applied.

        6.9 No Undisclosed Liabilities.
        As at the Balance Sheet Date, Seller had no material liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including no liabilities for taxes (including any interest or penalties relating thereto) in respect of or measured by the income of Seller for any period prior to the Balance Sheet Date, except to the extent reflected or reserved against in the December 31, 2000 Balance Sheet or as disclosed by this Agreement. Seller does not know or has any reasonable ground to know of any basis for the assertion against Seller as of the date hereof of any such liability not reflected or reserved against in the December 31, 2000 Balance Sheet except for (i) liabilities arising since the Balance Sheet Date in the ordinary course of business and (ii) other liabilities disclosed in this Agreement.

        6.10 No Material Changes.
        Since the Balance Sheet Date there has not been:

                   (a) any change in the financial or other condition, assets, liabilities or business of Seller, except changes in the ordinary course of business, none of which individually or in the aggregate has had a Material Adverse Effect (hereinafter defined);

                   (b) any damage, destruction or loss of property of Seller (whether or not covered by insurance);

                   (c) except as set forth on Schedule 6.2 and certain dividend distributions to Kraengel to pay Kraengel's 2000 taxes, any declaration, setting aside or payment of a dividend or other distribution in respect of any of Seller's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock;

                   (d) any failure by Seller to maintain in full force and effect all policies of insurance then in effect or any renewals or replacements thereof, or to give any notice or present any claim under any such policy when due;

                   (e) any sale or transfer by Seller of any of its assets other than in the ordinary course of its business;

                   (f) except as set forth on Schedule 6.10(f), incurrence by Seller of any indebtedness for money borrowed;

                   (g) any mortgage, pledge, hypothecation or other encumbrance of any of the assets, tangible or intangible, of Seller;

                   (h) any agreement or arrangement to which Seller is a party granting to any Person any rights to purchase any of the assets of Seller other than in the ordinary course of business;

                   (i) any capital expenditure or commitment therefor by Seller except as set forth on Schedule 6.10(i) or other than for ordinary repairs and maintenance or minor plant replacement;

                   (j) any other material expenditure or any commitment by Seller other than in the ordinary course of its business;

                   (k) any other material transaction by Seller other than in the ordinary course of its business;

                   (l) any failure or refusal by Seller to pay any of its obligations, including obligations to vendors and Persons rendering services to it; or

                   (m) any failure or refusal by Seller to make, in a timely manner, all filings and declarations with and notices to governmental authorities required to be made in connection with the conduct of its business.

"Material Adverse Effect" means a material adverse effect on (i) the business, financial condition, results of operation or prospects of Seller or (ii) the ability of Seller to perform its obligations under this Agreement. Any event or circumstance shall be deemed to have a Material Adverse Effect if such event or circumstance, individually or together with all other events and circumstances which have occurred or come into existence at or prior to the date of determination of such Material Adverse Effect, has or is reasonably likely to have a Material Adverse Effect.

        6.11 Tax Returns, Audits and Tax Payments.
        Seller has filed with the appropriate governmental agencies, domestic and foreign, all tax returns required to be filed by it. The Internal Revenue Service has not audited the federal income tax returns of Seller in the last six (6) years. No waiver of statutes of limitation for federal income or other tax liability has been executed by Seller. Seller has not filed any consent or agreement under Section 341(f) of the Internal Revenue Code. There are no proposed assessments of federal income or other taxes pending against Seller. All liabilities for taxes shown on federal, state and other tax returns filed by Seller, or arising by any government review thereof, or otherwise due to be paid, have been paid or provided for in the December 31, 2000 Balance Sheet, and all federal, state and other taxes for periods subsequent to the period covered by such returns have been paid or reflected and reserved against in full in Seller's accounts. All such returns have been prepared in accordance with all applicable laws and regulations and accurately reflect the net taxable income or losses (or other taxable measure) of the corporations that are the subject of such returns. Any of the following due or payable by Seller on or before the Balance Sheet Date or relating to the operation of Seller's Business on or before such date has been paid or provided for in the December 31, 2000 Balance Sheet: contributions pursuant to unemployment insurance laws, sales and use taxes and similar contributions and taxes arising under the law of any jurisdiction. Seller has withheld from each payment to each of its employees the amount of all taxes (including but not limited to, federal income taxes, state and municipal income taxes, Federal Insurance Contribution Act contributions and all other employee taxes or contributions) legally required to be withheld therefrom and has paid the same to the proper tax receiving or other officer, except for such amounts withheld but not yet payable.

        6.12 Permits and Licenses.
        There is set forth on Schedule 6.12 a complete list of the Permits, issued or granted by any governmental authority, commercial enterprise or other Person, held by Seller. Seller timely obtained, owns, possesses or has the legal right to use the Permits, free and clear of all liens, pledges, claims or other encumbrances of any nature whatsoever. Seller is not in default under, nor has it received any notice of any claim or default or any other claim or proceeding relating to, any such Permit. The Permits constitute all of the authorizations from federal, state, local or foreign governments or governmental agencies, departments or bodies that are necessary for the conduct of Seller's Business. Subject to Section 1.3 hereof, all of the Permits may be transferred in accordance with applicable law and assignable to Buyer. Seller is, and at all times in the past has been, in compliance with the Permits.

        6.13 Compliance with Laws and Regulations.
        Seller neither is nor has been (by virtue of any action, omission, occurrence of any event, existence of any circumstances or contract to which it is a party) in violation of any law, ordinance, regulation, order or decree (including, without limitation, all regulations of governmental agencies having jurisdiction or supervision over its business or properties, except where such violation would not cause a Material Adverse Effect).

        6.14 Marketable Title to Assets; Condition of Assets.
                   (a) Seller has good and marketable title to all its properties and Assets, including those reflected in the December 31, 2000 Balance Sheet (except as since disposed of in the ordinary course of business), and, except as set forth in Schedule 6.14, such properties and Assets are subject to no mortgage, pledge, lien, restriction, claim, encumbrance or security interest. All encumbrances listed in Schedule 6.14 shall be satisfied, discharged and removed prior to or at Closing unless Buyer agrees otherwise.

                   (b) Personal Property and other items of tangible property and assets used or useful in connection with Seller's Business and included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, are useable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules or regulations applicable to Seller and relating to their construction, use and operation.

                   (c) Seller makes no representations as to its rights to use, or to continue to use the trade name "Source Communications Group", except that for the period during which Seller has used such trade name no person has made any claim against Seller with respect to such use.

        6.15 Relationship with Customers.
        Seller has no reason to believe that the consummation of the transactions contemplated hereby will have a Material Adverse Effect on the business relationships of Seller with such customers or the willingness of such customers to complete the transactions contemplated by such purchase orders and contracts. In the event any of Seller's customers elect to terminate or modify any such business relationship with Buyer following Closing, which change may be deemed a Material Adverse Effect, provided Seller had no knowledge of or did not cause such termination, Seller shall incur no liability therefor, financial or otherwise, and no such change in business relationship shall be deemed a breach of any of the Selling Parties' representations and warranties or any of Selling Parties' obligations contained herein.

        6.16 Material Contracts.
                   (a) Except as set forth in Schedule 6.16, Seller has no oral or written (i) employment, severance or collective bargaining or similar agreement with or relating to any employee or any consulting, brokerage or agency agreement not terminable without cost on no more than 30 days' notice, (ii) agreement or arrangement with any officer or director, (iii) agreement, plan or arrangement providing for any bonus, stock option, stock ownership, stock purchase, stock appreciation right, pension or retirement benefit, vacation, insurance or other employee benefit,
                   (iv) agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation for the borrowing of money or to the grant of any mortgage, lien, security interest or other encumbrance in or on any of its property, (v) lease of, or contract for installment or other deferred purchase or sale of, any real or personal property, (vi) license of any patent, copyright, trademark, trade secret or other intellectual property, (vii) agreement or arrangement for the future purchase or delivery of goods or rendition of service, including without limitation any such agreement or arrangement with any customer of or supplier to Seller, (viii) contracts, commitments, agreements or arrangements containing any "change in control" or "parachute payment" provision, as those terms are commonly understood, which would be triggered by the execution, delivery or consummation of the transactions contemplated by this Agreement, including without limitation, any right of termination, right of payment or acceleration of any other right under such contracts, commitments, agreements or arrangements, (ix) distributor agreements, (x) value added reseller agreements, (xi) reseller/agent agreements or (xii) other contract, arrangement or commitment which does or may have a material effect on the business, assets, condition or prospects of Seller. True copies of all written, and complete summaries of all oral, agreements, arrangements, plans and other things referred to in such Schedule collectively, (the "Contracts") have been made or shall be made available to Buyer. Seller is not a party to or bound by any presently existing agreement or other arrangement which has had, or is anticipated by Seller to have, a Material Adverse Effect. No event has occurred which constitutes a default or may result in a right of acceleration, termination or any similar right by any party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under any Contract.

                   (b) Each Assumed Contract is a valid and binding agreement of Seller and, to Seller's knowledge, each other party thereto. Each Assumed Contract is in full force and effect, and neither Seller nor, to the knowledge of Seller, any other party thereto is in default or breach under the terms of any such Assumed Contract nor to the knowledge of Seller, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. Except as set forth on Schedule 6.16(b), Seller has no knowledge of any intention by any party to terminate or amend any Assumed Contract or to refuse to renew the same upon expiration of its term.

        6.17 Contracts with Repricing Terms.
        Seller is not a party to any contract or arrangement providing for repricing of goods or services sold by Seller prior to the date hereof which may result in a charge or expense material to the operations of Seller.

        6.18 Third Party Tooling and Other Property.
        Schedule 6.18 (a) lists all material tangible personal property owned by Persons other than Seller ("Third Party Owners") used by or in the possession of Seller to enable it to perform services for such Third Party Owners, and (b) identifies and sets for the terms of the written agreements of consignment, bailment, lease or other arrangements pursuant to which property is so held or used.

        6.19 Litigation.
        Except as set forth in Schedule 6.19, there are no disputes, claims, actions, suits, litigation, proceedings, arbitrations or investigations, either administrative or judicial, pending, or to the best knowledge of the Selling Parties, threatened, against or affecting Seller or any of the Assets to be conveyed hereunder, whether or not fully covered by insurance, or Seller's ability to consummate the transactions hereunder, at law or in equity or otherwise before any court or governmental agency or body, domestic or foreign, or before any arbitrator of any kind.

        6.20 Insurance.
        Set forth in Schedule 6.20 is a complete list of all insurance policies (including without limitation fire, casualty, liability, worker's compensation and product liability) currently held by Seller and any claims pending by Seller under each such policy. True copies of each insurance policy have been made or shall be made available to Buyer. All such insurance policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which, with or without the giving of notice or lapse of time or both, would constitute a default thereunder. Such policies are in amounts which are in Seller's opinion adequate in relation to the business and assets of Seller and all premiums to date have been paid in full. Seller has not been refused any insurance, nor has its coverage been limited, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years. Seller has not been advised by any of its insurance carriers of any disputes between Seller and any insurance carrier regarding coverage, claims, settlements or premiums.

        6.21 Intellectual Property Matters.
        Seller does not utilize any domestic or foreign patent, trademark, trade name, service mark, copyright, software, trade secret or know-how in the operation of its business except for those listed on
Schedule 6.21 (the "Intellectual Property"), all of which are owned by Seller free and clear of any liens, claims, charges or encumbrances. Seller does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. Each item of Intellectual Property listed on Schedule
6.21 has been duly registered with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required to comply with applicable law, and each such registration, filing and issuance remains in full force and effect. Seller is not in default under and has not received any notice of any claim of infringement or any other claim or proceeding relating to any such Intellectual Property, and to Seller's knowledge, no basis exists for any such claim. No present or former employee of Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property.

        6.22 Software.
        Seller has no proprietary software. Seller has purchased standard operating software (the "Software") as listed on Schedule 6.22 which performs in accordance with the available documentation and other written material used in connection with the Software, and is free of defect that materially affects the functionality of the Software.

        6.23 Absence of Creditors' Arrangements and Bankruptcies.
        Seller has no arrangement with creditors not made in the ordinary course of its business, nor has any involuntary or voluntary petition in bankruptcy been filed by or against Seller.

        6.24 Employee Benefit Plans.
                   (a) Each employee pension or welfare benefit plan
                   (within the meaning of Section 3 of the Employee
                   Retirement Income Security Act of 1974 ("ERISA"), as amended) maintained by Seller, or any member of a controlled group, group of commonly controlled trades or businesses or affiliated service group (within the meaning of Sections 414(b), (c) or (m) of the Internal Revenue Code of 1986 ("Code") that includes Seller (the "Affiliated Companies"), or to which Seller or any of the Affiliated Companies contributes or for which the Seller or any of the Affiliated Companies has or may have any liability, contingent or otherwise is listed on Schedule
                   6.24 (the "Plan" or "Plans"). The contributions made or required (whether or not waived) of Seller for the most recently ended annual accounting period of each Plan are as set forth on such Schedule opposite the name of the Plan to which the contribution relates. All such contributions which currently are, or within 90 days of the date hereof will become, due from Seller have been or will be paid, except as specifically noted on such Schedule.

                   (b) All Plans are in compliance with all requirements, including all reporting and disclosure requirements of ERISA, the Internal Revenue Code and all applicable rules and regulations of the Internal Revenue Service ("IRS"), the United States Department of Labor ("Department of Labor") and the Pension Benefit Guaranty Corporation ("PBGC").

                   (c) Favorable determination letters from the IRS have been received, or have been applied for, with respect to each of such Plans that are intended to meet the requirements of Section 401(a) of the Code, and all copies of such favorable determination letters from the IRS are attached hereto on Schedule 6.24(c). No such Plan:

                   	 (i) Has incurred an "Accumulated Funding
                         Deficiency" (within the meaning of Section
                         302(a)(2) of ERISA and Section 412(a) of the Code), whether or not waived;
                   	 (ii) Has been a plan with respect to which a "reportable event" (within the meaning of Section 4043(b) of ERISA) has occurred; or
                         (iii) Has engaged in any transaction that violates
                         Section 406 or Section 407 of ERISA or Section 4975 of the Code or that could result in a liability of Seller under Sections 409, 501 or 502 of ERISA or
                         Section 4975 of the Code or pursuant to any agreement, resolution or statute with respect to liabilities incurred by any Person under such sections. No liability to the PBGC has been, or to the knowledge of Seller is expected to be, incurred with respect to any such Plan by Seller and there has been no event or condition that presents a risk of termination of any Plan by the PBGC.

                   (d) None of the Affiliated Companies is or ever has been a contributing employer to a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

                   (e) With respect to any Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (i) any Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, in all materials respects with all of the requirements of
                   Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable laws, and (ii) no welfare plan provides health or other benefits after an employee's or former employee's retirement or other termination of employment except as required by Section 4980B of the Code.

        6.25 Labor Matters.
                   (a) Seller is not a party to any contract or collective bargaining agreement with any labor organization except as disclosed on Schedule 6.25. To the best knowledge of Seller, no organization or representation question is pending respecting the employees of Seller, and no such question has been raised within the preceding three (3) years.

                   (b) All obligations of Seller, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, sick leave, termination, severance, vacation and other forms of compensation payable to the officers, directors and other employees and independent contractors of Seller have been paid as of the Closing Date or adequate accruals therefore have been made in the December 31, 2000 Balance Sheet, other than salary accrued in the ordinary course not to exceed $10,000 and vacation accrued in the ordinary course not to exceed $10,000.

                   (c) There is no controversy pending between Seller and any of its employees that individually or in the aggregate materially affects or may materially affect the Assets, Seller or the business, financial condition or results of operations of Seller. To the best knowledge of Seller, there is no basis for any claim, grievance, arbitration, negotiation, suit, action or charge of or by any employee of Seller and no complaint is pending against Seller before the National Labor Relations Board or any state or local agency. Seller has complied, in respect of its employees, in all material respects with all applicable statutes, regulations, orders and restrictions of the United States of America, all states and other subdivisions thereof, all foreign jurisdictions and all agencies and instrumentalities of the foregoing.

                   (d) Seller has furnished Buyer with copies of all claims, complaints, reports or other documents in such entity's files concerning such entity or its employees made by or against such entity during the past three years pursuant to workers' compensation laws, Title VII of the Civil Rights Act of 1964, the Occupational Safety and Health Act of 1970, the National Labor Relations Act of 1935, or any other federal or state laws relating to the employment of labor.

                   (e) All persons classified by Seller as independent contractors satisfy and have at all times satisfied the requirements of applicable law to be so classified; Seller has fully and accurately reported its compensation on IRS Forms 1099 when required to do so; and Seller has no obligations to provide benefits with respect to such persons under Plans or otherwise. The Seller does not employ and has not employed any "leased employees" as defined in Section 414(n) of the Code.

        6.26 Interest in Competitors and Others.
        Except for ownership of less than 1% of the outstanding shares of stock of any class of any corporation which are listed on the New York Stock Exchange, the American Stock Exchange or quoted on NASDAQ or listed on Schedule 6.26, Seller has no interest in any Person which (i) competes in any manner with Seller or (ii) has an existing contractual relationship with Seller.

        6.27 Product Liability.
        There are no product liability, warranty, material backcharge, material additional work, field repair or other claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from (A) services rendered by Seller during periods through and including the Closing Date, (B) the sale, distribution, erection or installation of products by Seller prior to the Closing Date, or the manufacture of products by Seller whether delivered to a customer before or after the Closing Date (except with respect to any liability or obligation arising out of any action by Buyer or Seller after the Closing Date) or (C) the operation of Seller's Businesses or the ownership of the Assets during the period through and including the Closing Date.

        6.28 Customers.
        Set forth in Schedule 6.28 is a complete list of the twenty-five (25) largest (in terms of dollar volume) customers of Seller, taken together, for the twelve months ended December 31, 2000, indicating the amount of commissions and fees paid to Seller by each customer for such calendar year and the names of the employees of Seller who are primarily responsible for servicing each such customer as of the date hereof. Except as set forth in Schedule 6.28, none of such customers has terminated or indicated an intention or plan to terminate all or a material part of the services performed for or orders historically placed by such customers. Seller has no reason to believe there will be any adverse change in any relationships with its major customers, suppliers and contractors, whether by reason of the acquisition of the Assets by Buyer or for any other reason. In the event any of Seller's customers elect to terminate or modify any such business relationship with Buyer following Closing, which change may be deemed a Material Adverse Effect, provided Seller acted in a commercially reasonable fashion consistent with past practices, Seller shall incur no liability therefore, financial or otherwise, and no such change in business relationship shall be deemed a breach of any of the Selling Parties representations and warranties or any of Selling Parties obligations contained herein.

        6.29 Conditions Affecting the Company.
        Except as set forth in Schedule 6.29 to the best of Seller's knowledge, there is no fact, development or threatened development with respect to the markets, services, customers, operations, assets or prospects of Seller which are known to Seller which would have a Material Adverse Effect on Seller considered as a whole, other than such conditions as may affect as a whole the economy generally. Seller has used its best efforts to keep available for Buyer the services of the employees, agents, customers and suppliers of Seller. Seller does not have any reason to believe that any loss of any agent, customer or supplier, or other advantageous arrangement, will result because of the consummation of the transactions contemplated hereby.

        6.30 Minute Books, Stock Records, Officers, Directors.
        Seller has made available for inspection by Buyer the minute books and capital stock records of Seller, which contain all of such corporation's minutes and stock records except as may be provided in
Schedule 6.2. Such minute books contain minutes of all meetings of the board of directors, committees of the board of directors and the shareholders of such corporation, and such minutes reflect all actions taken at such meetings and contain references to all matters discussed at such meetings that may have a Material Adverse Effect on Seller.

        6.31 Brokers.
        Seller has not made any agreement or taken any action which may cause anyone to become entitled to a commission as a result of the transactions contemplated by this Agreement.

        6.32 Full Disclosure.
        No representation or warranty by the Selling Parties contained in this Agreement and no statement contained in any certificate, instrument, document or other information furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, contains or at Closing will contain any untrue statement of a material fact, or omits or will omit at Closing to state a material fact necessary to provide Buyer with complete and accurate information as to Seller and its business.

                                 ARTICLE VII.
                REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

	Buyer represents, warrants and covenants to the Selling Parties as follows:

        7.1 Organization.
        Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to engage in the transactions contemplated by this Agreement.

        7.2 Authorization.
        Prior to the Closing Buyer will have taken all such corporate action as may be necessary or appropriate to enable it to perform its obligations hereunder.

        7.3 Authorization of Agreement.
        The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been, or at the Closing will have been, duly authorized by Buyer's board of directors. This Agreement when executed and delivered by Buyer shall be the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

        7.4 Requisite Power.
        Buyer has unrestricted corporate power and authority to deliver to Seller the Purchase Price.

        7.5 No Violation of Law or Default by Reason of Execution and Performance of this Agreement.
        The execution, delivery and the performance of this Agreement by Buyer will not violate any applicable law or constitute a default or result in a right of acceleration, termination or similar right by any party (or would, but for the passage of time or the giving of notice, constitute a default or result in such a right of acceleration, termination or similar right) under the charter documents of Buyer.

        7.6 Approvals and Consents.
        No approval, consent or authorization of, or declaration or filing with, any governmental or judicial authority or any other Person is required in connection with the execution and delivery of this Agreement by Buyer or the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby.

        		            ARTICLE VIII.
            CONDUCT OF BUSINESS AND AFFAIRS OF SELLER PENDING CLOSING

        8.1 Conduct of Business Pending Closing.
        From and after the date hereof to and including the Closing Date, except as Buyer may otherwise agree in writing, Seller will:

                   (a) Conduct its business only in the ordinary course, consistent with past practices and policies, and not make any material change in the nature or character of or the manner of conducting the business conducted by it.

                   (b) Use its best efforts to preserve its organization intact, to keep available to Buyer the services of its present officers and employees and to preserve for the benefit of Buyer the goodwill of its customers, suppliers and others having business relations with it.

                   (c) Not adopt any amendment to its Certificate of Incorporation or its bylaws.

                   (d) Not make any change to its authorized, issued or outstanding shares of capital stock or issue any rights or options to acquire shares of its capital stock.

                   (e) Except for certain dividend distributions to Kraengel to pay Kraengel's 2000 taxes, not declare or pay any dividend or other distribution or payment in respect of its capital stock, or make any payment to redeem, purchase or otherwise acquire any shares of its capital stock.

                   (f) Not transfer any of its Assets, excluding the Excluded Assets, other than in the ordinary course of business or as permitted by Section 8.1(k).

                   (g) Not permit any of its Assets, excluding the Excluded Assets, to be subject to any mortgage, lien, security interest or other encumbrance, except for the encumbrances set forth in Schedule 6.14.

                   (h) Not enter into any new employee benefit or welfare plan or arrangement nor make any material modification to any such existing Plans or arrangements.

                   (i) Not increase the compensation payable or to become payable to any officer or to any employee except as is consistent with past practices.

                   (j) Not purchase, lease or otherwise acquire or transfer, lease or otherwise dispose of any item of real or personal property included in the Assets other than in the ordinary course of business, except for purchases and dispositions of a value in any one case not exceeding $20,000.

                   (k) Not waive any substantial claim or right or terminate any material contract or commitment (except as specifically provided for herein).

                   (l) Not do or omit to do any act nor permit any event to occur or condition to exist which will result in or cause a breach of any material contract, lease or other commitment of Seller, the breach of which would have a material adverse effect on the business, condition or prospects of Seller.

                   (m) Duly comply with all applicable laws to validly complete the transactions provided for in this Agreement, including without limitation any law which might, on failure of compliance therewith, impose any liability on Buyer for any debts or obligations of Seller.

                   (n) Not take any action that would result in the inaccuracy or breach at Closing of any of the representations, warranties or covenants of the Selling Parties set forth in Article VI.

                   (o) Not (i) enter into any commitment to do any act which would violate any provision of this Article VIII or
                   (ii) enter into any contract or commitment, the performance of which may extend beyond the Closing, except those made in the ordinary course of business the terms of which are consistent with its past practice and reasonable in light of current conditions.

        8.2 Negotiations with Other Parties.
        Seller will not cause, permit or authorize any officer, director, employee or agent to (a) solicit, initiate or encourage submission of proposals or offers from any Persons relating to any acquisition or purchase of all or a material amount of the Assets, or any equity interest in, or any merger, consolidation or business combination with Seller, (b) participate in any discussions regarding the foregoing or
(c) except as may be required by law furnish to any Person other than Buyer or its representatives any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do any of the foregoing. Seller will promptly notify Buyer if it shall have knowledge of any such proposal or offer, or any expression of interest in making any such proposal or offer. In determining whether the conduct sought to be prohibited by this Section 8.2 is required by law, Seller shall have been advised by its counsel, that the failure to take such action would, in the opinion of such counsel result in a breach of fiduciary duty by any such director, officer or agent owed to Seller or the shareholders of Seller.
In that event, Seller may take such actions as it is advised by such counsel are necessary to avoid such breach of fiduciary duty.

        8.3 Best Efforts.
        Subject to the terms and conditions of this Agreement, each of Seller and Buyer will use their respective best efforts to take, or cause to be taken, all actions to be taken by such party that are necessary, proper or desirable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using best efforts to obtain promptly all necessary waivers, consents, licenses and approvals and effecting all necessary registrations and filings, including without limitation, in the case of Seller, the procurement of the necessary consents to assign the Assumed Contracts and Permits.

        8.4 Access to Information and Employees.
        Prior to the Closing Date, Seller shall give Buyer and its authorized representatives reasonable access to Seller's employees in order to allow Buyer's representatives to interview such employees for the purposes of introducing them to Buyer, offering them employment with Buyer and facilitating their transition from Seller to Buyer. Prior to the Closing Date, Buyer may not contact any supplier or customer without Seller's advance consent. Prior to the Closing Date, Buyer may make, or cause to be made, such investigation of the Assets and Seller's financial and legal condition as Buyer deems necessary or advisable to familiarize itself with the Assets and/or matters relating to Seller's Business, history or operation. Seller shall permit Buyer and its authorized representatives (including legal counsel and accountants) to have full access to the Assets and Seller's books and records upon not less than twenty-four (24) hours advance notice, provided such access will not unreasonably disrupt Seller's Business. Seller will furnish, or cause to be furnished, to Buyer such financial and operating data and other information and copies of documents with respect to their services and operations and the Assets, as Buyer shall from time to time request to enable Buyer and its representatives to investigate the affairs of Seller and the Assets and the accuracy of the representations and warranties made in this Agreement.

        8.5 Update of Disclosure.
                   (a) Prior to Closing, Seller shall promptly notify
                   Buyer in writing of: (i) the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Seller in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Seller in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any event, condition, fact or circumstance hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in Seller's Schedules; (iv) any material breach of any covenant or obligation of Seller; and (v) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article IX impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Seller. No notification given to Buyer pursuant to this Section 8.5(a) shall limit or otherwise affect (i) any representations, warranties, covenants or obligations of the Selling Parties contained in this Agreement or (ii) any of Buyer's rights with respect to any inaccuracy or breach of such representations, warranties, covenants or obligations of Selling Parties contained in this Agreement.

                   (b) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 8.5(a) requires any change in Seller's Schedules, or if any such event, condition, fact or circumstance would require such a change assuming Seller's Schedule was dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then Seller shall promptly deliver to Buyer an update to Seller's Schedules specifying such change. No such update shall be deemed to supplement or amend Seller's Schedules for the purpose of (i) determining the accuracy of any of the representations and warranties made by Seller in this Agreement, or (ii) determining whether any of the conditions set forth in Article IX has been satisfied, nor shall such update affect any of Buyer's rights with respect to any inaccuracy or breach of such representations, warranties, covenants or obligations of the Selling Parties contained in this Agreement.

                                        ARTICLE IX.
                      CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

	The obligations of Buyer to complete the transactions contemplated by this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any of which latter conditions may, at its option, be waived by Buyer):

        9.1 Performance of Agreements.
        The Selling Parties shall have performed all agreements and complied with all conditions required by this Agreement to be performed or complied with by them at or prior to the Closing, and Buyer shall have received a certificate dated as of the Closing Date to that effect signed by Kraengel and the President of Seller.

        9.2 Representations and Warranties.
        The representations and warranties contained in this Agreement shall be true and correct at and as of the date of this Agreement and shall be true and correct at and as of the Closing Date, and Buyer shall have received a certificate dated as of the Closing Date to that effect signed by Kraengel and the President of Seller.

        9.3 Authorization Documents.
        Buyer shall have received copies of the resolutions of Seller's board of directors and shareholders authorizing this Agreement and the transactions contemplated hereby, and Buyer shall have received a certificate dated as of the Closing Date to that effect signed by the President of Seller.

        9.4 Good Standing Certificate.
        Buyer shall have received a copy of the Certificate of Incorporation of Seller certified by the Secretary of the State of Delaware and a Good Standing Certificate of Seller dated within ten (10) days of the Closing Date issued by the Secretary of the State of Delaware.

        9.5 No Material Adverse Change.
        Since the Balance Sheet Date there has not occurred any material adverse change in the financial or other condition of the Assets, business, properties, results of operations or prospects of Seller, and Buyer shall have received a certificate dated as of the Closing Date to that effect signed by the President of Seller.

        9.6 No Adverse Legal Proceedings.
        No injunction, restraining order or other order issued by a court of competent jurisdiction or governmental authority that prohibits the consummation of any of the transactions contemplated by this Agreement shall be in effect, and there shall not be pending any administrative, regulatory or judicial proceeding which seeks to prohibit, restrain or invalidate the consummation of any such transaction or to recover damages from any of the parties hereto by reason thereof.

        9.7 Opinion of Seller's Counsel.
        Seller shall have delivered to Buyer an opinion of Seller's counsel, Kulzer & DiPadova, P.A., dated the Closing Date, as to those matters and in such form as shall be satisfactory to Buyer and Buyer's counsel.

        9.8 Use of Seller's Corporate Name.
        Seller shall have taken all steps necessary or appropriate to grant Buyer the rights of Seller to use the trade name, "Source
Communications Group".

        9.9 Consents.
        Buyer shall have received the consents of each of the Persons listed on Schedule 6.7 to the consummation by Buyer of the transactions contemplated by this Agreement, including, but not limited to the consents related to the assignment of the Assumed Contracts and Permits.

        9.10 Assets Transferred at Closing.
        Seller shall have delivered to Buyer possession of the Assets, free and clear of all liens, security interests, encumbrances, claims and other exceptions of any kind whatsoever, and Seller shall deliver Buyer written evidence of the discharge of the foregoing, together with such instruments of sale and transfer, including without limitation, a Bill of Sale and an Assignment and Assumption Agreement in substantially the forms of Exhibits B and C, respectively, attached hereto and made a part hereof.

        9.11 Due Diligence.
        Buyer shall be satisfied of its due diligence review of Seller, Seller's Business and the Assets as described in Section 8.4 which satisfaction shall be in the sole discretion of Buyer.

        9.12 Board of Directors Approval.
        On or before Closing, Buyer's Board of Directors shall have approved this Agreement and the transactions contemplated hereby.

        9.13 2000 Financial Statements.
        Seller shall have delivered to Buyer at Closing the balance sheet of Seller as of December 31, 2000 and related statements of income and retained earnings and cash flows of Seller for the year ended December 31, 2000 compiled by Seller.

                                     ARTICLE X.
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

        The obligations of the Selling Parties to complete the transactions contemplated by this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any of which latter conditions may, at its option, be waived by the Selling Parties):

        10.1 Performance of Agreements.
        Buyer shall have performed all agreements and complied with all conditions required by this Agreement to be performed or complied with by it at or prior to the Closing, including, but not limited to the delivery of the Purchase Price, and Seller shall have received a certificate dated as of the Closing Date to that effect signed by an executive officer of Buyer.

        10.2 Representations and Warranties of Buyer.
        The representations and warranties of Buyer contained in this Agreement hereof shall be true and correct at and as of the date of this Agreement and shall be true and correct at and as of the Closing Date, and Seller shall have received a certificate dated as of the Closing Date to that effect signed by an executive officer of Buyer.

        10.3 No Adverse Legal Proceedings.
        No injunction, restraining order or other order issued by a court of competent jurisdiction or governmental authority that prohibits the consummation of any of the transactions contemplated by this Agreement shall be in effect, and there shall not be pending any administrative, regulatory or judicial proceeding which seeks to prohibit, restrain or invalidate the consummation of any such transaction or to recover damages from any of the parties hereto by reason thereof.

                              ARTICLE XI.
                        INDEMNIFICATION REMEDIES

        11.1 Indemnification by the Selling Parties.
        The Selling Parties shall, jointly and severally, indemnify and hold Buyer harmless from and against any damage (including without limitation incidental and consequential damages), deficiency, cost, expense or diminution of value, whether or not involving a third-party claim (a "Loss") resulting from (i) any misrepresentation, any breach of any representation or warranty of the Selling Parties contained herein or in any schedule or document delivered or to be delivered pursuant to this Agreement or any failure to perform any covenant or obligation of the Selling Parties contained herein or in any document delivered or to be delivered pursuant to this Agreement; (ii) any liability or alleged liability of Seller that is not expressly assumed by Buyer pursuant to the terms of this Agreement; (iii) any defect in or otherwise relating to any product or service developed, sold or provided by Seller before the Closing Date; (iv) the failure to comply with any applicable bulk sales law, including but not limited to, debts due to creditors and amounts of any kind or character, determined due to local, state or federal taxing authorities; (v) Seller's conduct of Seller's Business prior to the Closing Date; or (vi) any claims, actions, judgments, costs and expenses incident to the foregoing (including without limitation costs of investigation and reasonable attorneys' fees); provided, however, that the Selling Parties shall not have any obligation to indemnify Buyer, except with respect to claims based upon fraud, intentional misconduct or willful misrepresentation by the Selling Parties until the amount due in respect of an indemnifiable Loss exceeds $20,000 (whereupon Buyer shall be entitled to indemnification for the aggregate cumulative amount of Losses incurred); and except with respect to claims by Buyer based upon fraud, intentional misconduct or willful misrepresentation by the Selling Parties, in no event shall the Selling Parties' liability for all indemnifiable Losses pursuant to this Agreement exceed $1,000,000. The Selling Parties shall not be liable to Buyer if Buyer had actual knowledge on or before the Closing Date of specific facts giving rise to a claim of misrepresentation, breach or non-fulfillment of a covenant.

        11.2 Indemnification by Buyer.
        Buyer will indemnify and hold the Selling Parties harmless from and against any Loss resulting from (i) any misrepresentation, any breach of any representation or warranty of Buyer contained herein or in any schedule or document delivered or to be delivered pursuant to this Agreement or the failure to perform any obligation of Buyer contained herein or in document delivered or to be delivered pursuant to this Agreement; (ii) any liability of Seller with respect to the Assumed Contracts; (iii) solely from or in connection with Buyer's use of Seller's trade name, "Source Communications Group"; (iv) any defect in or otherwise relating to any product or service developed, sold or provided by Buyer after the Closing Date; (v) subject to Section 11.1, Buyer's conduct of Seller's Business after the Closing Date; or (vi) any claims, actions, judgments, costs and expenses incident to the foregoing (including without limitation costs of investigation and reasonable attorneys' fees). The Buyer shall not be liable to the Selling Parties if the Selling Parties had actual knowledge on or before the Closing Date of specific facts giving rise to a claim of misrepresentation, breach or non-fulfillment of a covenant.

        11.3 Determination of Losses.
        Losses shall be determined taking into account the actual amount of damage, deficiency, cost or expense incurred or suffered or the diminution of value of any Asset by reason of the event or condition giving rise to the obligation to indemnify after adjustment for any insurance proceeds (except to the extent of any subrogation rights), tax benefits and burdens arising therefrom or from the indemnification thereof (to the extent that such tax effects can reasonably be quantified).

        11.4 Procedures Relating to Indemnification for Third Party Claims under Sections 11.1 and 11.2.

                   (a) A party seeking indemnification pursuant to Sections 11.1 or 11.2 (an "Indemnified Party") with respect to any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (collectively, a "Third Party Claim") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of such Third Party Claims and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party (which notice shall state that the Indemnifying Party expressly agrees that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim) within twenty-one
                   (21) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume a Third Party Claim if (i) the named parties to any such action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and
                   (ii) the Indemnified Party shall have been advised by counsel in writing that under applicable standards of professional responsibility, a conflict will arise in the event both the Indemnified Party and the Indemnifying Party are represented by the same counsel with respect to the Third Party Claim, in which case such Indemnified Party shall have the right to participate in the defense of such Third Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party. In addition, if the Indemnifying Party fails to give the Indemnified Party the notice complying with the provisions stated above within the stated time period, the Indemnified Party shall have the right to assume control of the defense of the Third Party Claim and all Losses in connection therewith shall be reimbursed by the Indemnifying Party upon demand of the Indemnified Party.

                   (b) If at any time after the Indemnifying Party assumes the defense of a Third Party Claim any of the conditions set forth in clauses (i) or (ii) of Section 11.4(a) above come into existence, the Indemnified Party shall have the same rights as set forth above as if the Indemnifying Party never assumed the defense of such claim.

                   (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.

                   (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon thirty (30) days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim unless (i) the Third Party Claim involves equitable or other non-monetary damages or (ii) in the reasonable judgment of the Indemnified Party such settlement would have a continuing Material Adverse Effect on the Indemnified Party's business (including any material impairment of its relationships with customers and suppliers), in which case such settlement may be made only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

                   (e) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

        11.5 Payment of Losses.
        Upon the determination of the liability of an Indemnifying
Party for a Loss pursuant to Section 11.1 or Section 11.2 hereof, such Indemnifying Party shall pay the Indemnified Party, within ten (10) days after such determination, the amount of any such Loss. To the extent the Selling Parties are an Indemnifying Party pursuant to Section 11.1, Buyer may offset amounts owed to it for Losses against the Note and other amounts owed to Kraengel pursuant to Section 4.3 hereof. In the event the principal amount of the Note is insufficient to offset the Loss or after the termination of the Note, Buyer may seek recovery of Losses directly from the Selling Parties.

        11.6 Nature and Survival of Representations.
        All statements contained in any certificate, instrument, document or other information delivered by or on behalf of the Selling Parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Selling Parties hereunder, and all statements contained in any certificate or other instrument delivered by or on behalf of Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Buyer hereunder. All such representations, warranties and agreements made by the Selling Parties and Buyer and those contained in this Agreement shall survive the Closing for a period of twenty-four (24) months from the Closing Date. Notwithstanding the foregoing, all representations and warranties of the Selling Parties relating to employment and employee benefits pursuant to Section 6.24, tax matters pursuant to Section 6.11 and the ownership of Assets pursuant to
Section 6.14 shall survive the later of twenty-four (24) months from the Closing Date or thirty (30) days after the expiration of any applicable statute of limitations, and shall survive further for any extension period resulting from the waiver by the Selling Parties of any statute of limitation. Claims based upon fraud, intentional misconduct or willful misrepresentation by either party shall survive the Closing indefinitely.

        11.7 Other Rights and Remedies.
        If the Closing occurs hereunder, the indemnification rights of the parties under this Article XI are the exclusive remedies available under the Agreement except for such rights and remedies as the parties may have at law or in equity or otherwise for any fraud,intentional misconduct or willful misrepresentation including without limitation to the right to seek specific performance, recission or restitution, none of which rights or remedies shall be affected or diminished hereby.

        11.8 Dispute Resolution.
        If a dispute or claim arises among the parties hereto, senior executives of each party with authority to resolve the matter shall meet in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies.

                                       ARTICLE XII.
                            CERTAIN POST-CLOSING MATTERS

        12.1 Availability of Records.
        For six (6) years after the Closing at the request of Seller or Kraengel and at Buyer's expense, Buyer will make available to Seller or Kraengel and their representatives the records relating to Seller's Business acquired by Buyer pursuant hereto, for inspection and copying at reasonable times for purposes (which shall be specified in the request therefor) of preparation of tax returns or reports or responding to an audit thereof or other reasonable business purpose. Buyer will make available at no cost to Seller such financial, accounting and other personnel employed by Buyer as may be reasonably necessary to enable Seller to prepare such tax, accounting and financial reports as may be reasonably requested by Seller in connection with winding up its involvement in Seller's Business.

        12.2 Covenant Not to Compete.
                   (a) The Selling Parties acknowledges that an important part of the consideration which Buyer will receive in connection with the transactions contemplated hereby is the goodwill of Seller's Business and the confidential information of Seller. The Selling Parties and any Person controlling, controlled by or under common control with any of the foregoing (a "Restricted Party" or "Restricted Parties") agree that, for a period of four
                   (4) years after the Closing, none of them will, (i) directly or indirectly, alone or in association with any other Person other than Buyer, engage in Seller's Business as conducted by Seller as of the Closing within 200 miles from Seller's offices in Mullica Hill, New Jersey or any Similar Business (as herein defined) or carry on, or be engaged or concerned in, employed by, or contract with, or take part in, or own, share in earnings of or invest in the stock, bonds or other securities of, any person, firm, corporation or other business organization engaged in any Seller's Business or any Similar Business (provided that the restrictions set forth in this Section 12.2 shall not be construed to prohibit the ownership by any Restricted Party of not more than 1% of any class of securities of any corporation which is engaged in Seller's Business or any Similar Business having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that no Restricted Party shall in any way, either directly or indirectly, manage or exercise control of any such corporation, otherwise take any part in its business, other than exercising his rights as a shareholder, or seek to do any of the foregoing), (ii) call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of Seller or Buyer in connection with Seller's Business, to take away or interfere or attempt to interfere with any customer, trade business or patronage of Seller or Buyer relating to its business or operations, or (iii) interfere with or attempt to interfere with any officers, employees, representatives or agents, direct or indirect, of Seller or Buyer relating to the business or operations of Seller or Buyer, or induce or attempt to induce any of them to leave the employ of or violate the terms of their contracts with Seller or Buyer. For purposes of this Agreement, "Similar Business" shall be defined as any business selling networking or telecommunications equipment or services to business users. This Section
                   12.2 shall terminate in the event of a default by Buyer under the Note or a default by Buyer pursuant to Section
                   4.3 of this Agreement; provided, however, Buyer's failure to pay on the Note as a result of Kraengel being terminated for Cause shall not constitute a default under the Note or pursuant to Section 4.3.

                   (b) Notwithstanding the restrictions set forth in
                   Section 12.2(a), if any Restricted Party desires to work for a specific division or business unit of a company, except Buyer or its affiliates, which would otherwise fall within the foregoing definition of Seller's Business, which division or business unit is itself not engaged in Seller's Business, then upon the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Restricted Party will be permitted to do so notwithstanding the restrictions set forth in Section 12.2(a).

                   (c) The period of time during which a Restricted Party is prohibited from engaging in, causing or permitting certain activities pursuant to the terms of Section 12.2(a) shall be extended by the length of time during which such Restricted Party is in breach of any of the terms of Section 12.2(a).

                   (d) The Restricted Parties acknowledge that the temporal and geographic limitations set forth in Section 12.2(a) are reasonable and necessary to protect the legitimate interests of Buyer and agree not to contest such limitations in any proceeding.

                   (e) The invalidity of any one or more of the words, phrases, sentences or clauses contained in this Section
                   12.2 shall not affect the enforceability of the remaining portions of Section 12.2(a). If one or more of the words, phrases, sentences or clauses contained in this Section
                   12.2 shall be invalid, this Section 12.2 shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences or clause or clauses had not been inserted, and if such invalidity should be caused by the length of any period of time or the size of any areas set forth in Section 12.2(a), such period of time or such area, or both, shall, without need of further action by any party hereto, be deemed to be reduced to a period or area that will cure such invalidity.

                   (f) The Restricted Parties further acknowledge that their failure to comply with any of the provisions of this Section 12.2 will result in irreparable injury and continuing damage to Buyer for which there will be no adequate remedy at law and that, in the event of a failure of a Restricted Party so to comply, Buyer shall be entitled to preliminary and permanent injunctive relief as may be proper and necessary to ensure compliance with all of the provisions of this Section
                   12.2 without having to prove actual damages or to post a bond. Buyer shall also be entitled to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled in law or equity.

        12.3 Cooperation with Buyer.
        The Selling Parties shall cooperate with Buyer to facilitate a good faith transition of Seller's Business to Buyer consistent with the purposes of this Agreement, including but not limited to, providing Buyer certain management support transition services related to Seller's Business for a reasonable period of time after Closing.

                                   ARTICLE XIII.
                              TERMINATION OF AGREEMENT

        13.1 Termination.
        This Agreement may be terminated prior to Closing and the transactions contemplated hereby abandoned:

                   (a) by mutual consent of Buyer and Seller at any time prior to the Closing for any reason;

                   (b) by written notice from Buyer to Seller (i) if a breach by the Selling Parties of any of their representations, warranties or agreements contained in this Agreement occurs which is not cured within ten (10) days after written notice of such breach is given to the party committing such breach; or (ii) if the conditions set forth in Article IX have not been satisfied on or before Closing, unless expressly waived by Buyer; provided, however, that the right to terminate this Agreement under this Section 13.1(b)(ii) shall not be available to Buyer if a breach by Buyer of any of its representations, warranties or agreements contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

                   (c) by written notice from Seller to Buyer (i) if a breach by Buyer of any of its representations, warranties or agreements contained in this Agreement occurs which is not cured within ten (10) days after written notice of such breach is given to Buyer; or (ii) if the conditions set forth in Article X have not been satisfied on or before Closing, unless expressly waived by Seller; provided, however, that the right to terminate this Agreement under this Section 13.1(c)(ii) shall not be available to Seller if a breach by Seller or Shareholders of any of their representations, warranties or agreements contained in this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date.

                        		    ARTICLE XIV.
                                           MISCELLANEOUS

        14.1 Governing Law.
        This Agreement will be governed by the laws of the State of New Jersey without regard to New Jersey's conflict of laws principles.

        14.2 Parties in Interest.
        This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Neither party hereto may assign its interest under this Agreement to any other Person without the prior written consent of the other party, except that Buyer may assign its rights hereunder to an affiliate of Buyer without obtaining any such consent.

        14.3 No Third Party Beneficiaries.
        Nothing in this Agreement is intended to create rights enforceable against any party hereto by any so-called third party beneficiary, and it is expressly intended that no covenant herein shall be enforceable by any employee or former employee of Seller, any party to a contract (other than this Agreement) or other arrangement with Seller or any creditor of Seller.

        14.4 Entire Agreement.
        This Agreement contains the entire agreement among the parties hereto with respect to the sale and purchase of the Assets and the other transactions contemplated herein and supersedes any prior agreements or understandings between or among any of the parties hereto relating to the subject matter hereof.

        14.5 Notices.
        All notices and other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been duly given if delivered (which may be by facsimile or other electronic transmission) or mailed in the continental United States by registered or certified mail, return receipt requested, to a party at the following address, or to such other address as such party may hereafter specify by notice:

			If to Seller:

			Jeffrey Kraengel
			J.D. Kraengel and Associates, Inc. f/k/a
			Dacon Corporation d/b/a Source Communications Group
			527 Shadowbrook Trail
			Mullica Hill, NJ  08062


			With a copy to:

			James B. Evans, Jr., Esquire
			Kulzer & DiPadova, P.A.
			76 Euclid Avenue
			Haddonfield, NJ  08033

			If to Buyer to:

			Frank J. Carcione
			President and Chief Executive Officer
			TelVue Corporation
			16000 Horizon Way, Suite 500
			Mt. Laurel, NJ  08054

			With a copy to:

			Francis V. McNamara, III
			Saul Ewing LLP
			1055 Westlakes Drive, Suite 150
			Berwyn, PA  19312

       14.6 Headings and Titles.
       The headings and titles of Articles, Sections and the like in this Agreement are inserted for convenience of reference only, form no part of this Agreement and shall not be considered for purposes of interpreting or construing the text hereof.

       14.7 Modification.
       No amendment or modification of or supplement to this Agreement will be effective unless it is in writing and duly executed by the party to be charged thereunder.

       14.8 Counterparts.
       This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       14.9 Knowledge.
       As used herein the phrases "to the best of the Selling Parties' knowledge" or "to the best knowledge of the Selling Parties" shall mean the actual knowledge of Kraengel.


       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    TELVUE CORPORATION


                                By:_/s/ FRANK J. CARCIONE
                                Name:   Frank J. Carcione
                                Title:  President & Chief Executive Officer


                                J.D. KRAENGEL AND ASSOCIATES, INC.
                                f/k/a DACON CORPORATION d/b/a
                                SOURCE COMMUNICATIONS GROUP


                                By:/s/ JEFFREY KRAENGEL
                                Name:  Jeffrey Kraengel
      	                        Title: President

                                       /s/ JEFFERY KRAENGEL
                                       Jeffrey Kraengel


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